BIOLASE Announces Inducement Grant under NASDAQ Listing Rule 5635(c)(4)

IRVINE, CA (October 3, 2017) -BIOLASE, Inc. (NASDAQ:BIOL), the global leader in dental lasers, today announced that on October 2, 2017, John R. Beaver, the Company’s Senior Vice President and Chief Financial Officer, received a stock option to purchase 600,000 shares of the Company’s common stock with an exercise price of $0.59 per share, the closing price per share on October 2, 2017. Of the total 600,000 shares covered by the options, 100,000 shares vest on the one-year anniversary of grant, 300,000 shares vest ratably on a monthly basis over a three-year period after the one-year anniversary of grant, and 200,000 shares vest based on the achievement of certain performance criteria established by the Compensation Committee, subject to Mr. Beaver’s continued service with the Company through the applicable vesting dates.

The stock options are subject to accelerated vesting upon a termination following a change of control. The stock options were granted outside of the Company’s stockholder-approved equity incentive plan and were approved by the Compensation Committee of the Board of Directors, which is comprised of independent directors, as an inducement material to Mr. Beaver’s entering into employment with the Company, and in reliance on NASDAQ Listing Rule 5635(c)(4), which requires this public announcement.

About BIOLASE, Inc.
BIOLASE, Inc. is a medical device company that develops, manufactures, markets, and sells laser systems in dentistry and medicine and also markets, sells, and distributes dental imaging equipment, including digital x-rays and CAD/CAM scanners. BIOLASE’s products are focused on technologies that advance the practice of dentistry to both dentists and their patients. BIOLASE’s proprietary laser products incorporate approximately 210 patented and 90 patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times. Its innovative products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. BIOLASE has sold approximately 34,900 laser systems to date in over 90 countries around the world. Laser products under development address BIOLASE’s core dental market and other adjacent medical and consumer markets.

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